CONTACTS: Media Inquiries
Krista Sohm
(248) 435-7115
krista.sohm@meritor.com

Investor Inquiries
Charles Christman
(248) 435-9426
charles.christman@meritor.com

Meritor Names Ivor J. Evans Chairman,
Chief Executive Officer and President

TROY, Mich. (Aug. 9, 2013) - The Board of Directors of Meritor, Inc. (NYSE: MTOR) today announced that it has named Ivor J. Evans chairman of the board, chief executive officer and president, effective immediately. Evans, a member of the Board of Directors of Meritor since 2005, has been serving as the company's executive chairman, interim chief executive officer and president since May 3, 2013.
"After conducting an extensive search process that resulted in an impressive slate of internal and external candidates, our Board is pleased to name Ike Evans as Meritor's chairman, CEO and president," said David W. Devonshire, presiding director of the Board. "The Board is confident that Ike's wealth of relevant operational, manufacturing and management experience, combined with the strength and continuity of the current management team, is the right formula to lead Meritor into the future.”
“I strongly believe in this company and M2016 - the three-year plan we are executing designed to improve earnings, increase revenue and strengthen our balance sheet,” said Evans. “During the past three months, I've spent a great deal of time getting to know the leadership team here at Meritor, and I look forward to working with them as we move closer to the level of performance we want for our shareholders and for ourselves.”
Evans previously served as president and chief operating officer of Union Pacific Railroad from 1998 until 2004 and as vice chairman of Union Pacific Corporation from January 2004 until his retirement in March 2005. From 1989 to 1998, he served in various executive positions at Emerson Electric Company, including senior vice president, Industrial Components and Equipment. He also spent 21 years serving in key operations roles for General Motors Corporation.

About Meritor
Meritor, Inc. is a leading global supplier of drivetrain, mobility, braking and aftermarket solutions for commercial vehicle and industrial markets. With more than a 100-year legacy of providing innovative products that offer superior performance, efficiency and reliability, the company serves commercial truck, trailer, off-highway, defense, specialty and aftermarket customers in more than 70 countries. Meritor is based in Troy, Mich., United States, and is made up of more than 9,000 diverse employees who apply their knowledge and skills in manufacturing facilities, engineering centers, joint ventures, distribution centers and global offices in 19 countries. Common stock is traded on the New York Stock Exchange under the ticker symbol MTOR. For important information, visit the company's website at meritor.com.